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                                                                      EXHIBIT 12

                                ROCK-TENN COMPANY

              STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                      (AMOUNTS IN THOUSANDS, EXCEPT RATIO)

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                                                                              YEAR ENDED SEPTEMBER 30,
                                                        ----------------------------------------------------------------
                                                          2004          2003          2002          2001          2000
                                                        --------      --------      --------      --------      --------
Fixed Charges:
    Interest expense                                    $ 22,796      $ 25,529      $ 25,433      $ 33,972      $ 34,887
    Amortization of debt issuance costs                      770         1,342           929         1,050           642
    Interest capitalized during period                       286           270           477         1,541         1,097
    Portion of rent expense representative of
      interest                                             1,713         1,905         2,984         3,768         3,539
                                                        --------      --------      --------      --------      --------
FIXED CHARGES                                           $ 25,565      $ 29,046      $ 29,823      $ 40,331      $ 40,165

Earnings:
    Pretax income (loss) from continuing operations
      and before the cumulative effect of a change in
      accounting principle                              $ 11,235      $ 48,285      $ 49,478      $ 43,094      $(10,725)
    Fixed charges                                         25,565        29,046        29,823        40,351        40,165
    Interest capitalized during period                      (286)         (270)         (477)       (1,541)       (1,097)
    Amortization of interest capitalized                     784           917           878           810           590
                                                        --------      --------      --------      --------      --------
EARNINGS                                                $ 37,298      $ 77,978      $ 79,702      $ 82,694      $ 28,933

RATIO OF EARNINGS TO FIXED CHARGES                          1.46          2.68          2.67          2.05          0.72
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